EXHIBIT 99.1

                     JOHNSTOWN AMERICA INDUSTRIES INC.
                      TO SELL FREIGHT CAR OPERATIONS

Refocuses Company on Truck Components Business

Chicago, IL, May 11, 1999 - Johnstown America Industries, Inc. (NASDAQ:
JAII) announced today that it has signed a definitive agreement to sell its freight car operations, including Johnstown America Corporation, Freight Car Services, Inc. and JAIX Leasing Company, to a newly-formed company that will operate under the Johnstown America Corporation (JAC) name.

The agreement provides that JAII will sell the stock of its three freight car entities for approximately $100 million in cash, a contingent additional purchase price payment of $20 million and a 20 percent equity interest in the newly-formed Johnstown America Corporation. In addition, the new company will assume all of the liabilities of the freight car operations, including $5.3 million of Industrial Revenue Bond debt of Freight Car Services, Inc.; $9.1 million of JAIX Leasing Company debt; and employee-related liabilities including $10.8 million of retiree medical and life insurance liabilities and the assumption of existing union contracts together with related liabilities.

Anticipated after-tax cash proceeds of approximately $75 million will be used to reduce JAII's senior bank debt. Together with the buyer's assumption of $14.4 million of debt related to the freight car business, this will result in a decrease in the company's debt-to-capitalization ratio at March 31, 1999 from 70 percent, pro forma for the acquisition of Imperial Group, to 58 percent, pro forma for both the freight car sale and the acquisition of Imperial Group.

"Our improved capital structure, along with the divestiture of a business in a highly cyclical industry, will provide JAII with the capability to focus our resources on synergistically growing our expanding heavy-duty truck components business," said Thomas M. Begel, chairman, president and chief executive officer.

"This transaction will contribute positively to shareholder value by improving JAII's capital structure and enabling us to focus all of our resources and energies on the emerging opportunities in the more predictable truck components business," Begel said. "Heavy-duty truck manufacturers are increasing their reliance on outsourcing and reducing their supplier lists, and we intend to be at the forefront of companies that benefit from the resulting industry-wide consolidation."

Although dilutive to earnings per share in the short term, JAII anticipates that selling its freight car operations will have a positive impact on share valuation, Begel said. "Even though our heavy-duty truck components operations are growing, highly respected and consistent profit generators, many investors still view JAII primarily as a cyclical freight car manufacturer. Shares of truck components manufacturers typically sell at a significantly higher price/earnings multiple."

The heavy-duty truck components business offers attractive growth opportunities and less exposure to market cyclicality than the freight car business, Begel said. "Our heavy-duty truck components operations have demonstrated consistently strong revenues and earnings since we acquired them. We also see great potential for growth in the large, higher-margin aftermarket for truck components, where we can leverage our strong OEM presence to create brand preference."

JAII's Truck Components segment product lines include Gunite heavy-duty wheel-end components, Brillion custom iron castings, Bostrom truck and bus seating systems, and Fabco steerable drive axles and gearboxes. Segment revenues and operating income (excluding nonrecurring items) were $433.6 million and $48.1 million, respectively, in 1998, and $117.3 million and $14.0 million, respectively, in the first quarter of 1999.

On April 29, 1999, JAII completed the acquisition of Imperial Group, Inc., a manufacturer of body and chassis components for heavy-duty trucks and transit buses. Imperial's 1998 revenues exceeded $80 million and are projected to be approximately $100 million for 1999. JAII also recently announced an agreement for its Gunite Corporation subsidiary to acquire EMI Company, an iron foundry and machining company with a line of wheel-end components for heavy-duty trucks and trailers. EMI has annual revenues of about $55 million and will provide additional foundry capacity to produce wheel-end components for Gunite.

JAII's growth strategy will continue to emphasize both internal growth and acquisitions. "Imperial and EMI demonstrate our approach," Begel said. "EMI strengthens our leading position in wheel-end components by adding products to our line and by increasing our foundry capacity, which will enable us to reduce costly overtime and outsourcing of castings, better service original equipment manufacturers and expand our share of the higher-margin aftermarket. Imperial Group, on the other hand, gives us a presence in a new product category - body and chassis components - and provides a platform for growth through additional acquisitions of companies with complementary product lines, manufacturing capabilities and business philosophies."

Ownership of JAC, in addition to JAII's 20 percent equity interest, will include current management of the freight car operations; Camillo
Santomero, a director of JAII; and certain of the buyer's financing sources.

The terms and conditions of the sale of the freight car operations are set forth in the definitive Share Purchase Agreement, a copy of which is being filed with the SEC as an exhibit to the Company's filing on Form 8-K.

The statements herein, which are not historical facts, including statements about future expectations, are "forward-looking statements" that involve certain risks and uncertainties that could cause actual future results to differ materially from those stated. These risks are spelled out more fully in the company's SEC filings. The company assumes no obligation to update its forward-looking statements.

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Contact:
Andrew M. Weller
Executive Vice President and
Chief Financial Officer
312/280-8844